CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 13, 2011 relating to the consolidated financial statements of Naturally Advanced Technologies Inc. (the “Company”) that are included in the Company’s annual report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in the Company’s Form S-8 Registration Statement, dated February 15, 2012, to be filed with the United States Securities and Exchange Commission with respect to the Company’s 2011 Fixed Share Option Plan.

In addition, we also consent to the reference to our firm included under the heading “Interests of Named Experts and Counsel” in such Form S-8 Registration Statement.

"DMCL"

Dale Matheson Carr-Hilton LaBonte LLP
Chartered Accountants

Vancouver, Canada
February 15, 2012